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                                                                    EXHIBIT 99.0


                                 PRESS RELEASE


DATE:     January 29, 1999

CONTACT:  Stan R. Blakey
          Director of Investor Relations & Communications
          WK - (727) 823-7300 Ext. 3406
          HM - (727) 781-5849

FOR IMMEDIATE RELEASE

     St. Petersburg, Florida (January 29, 1999) -- Republic Bancshares Inc. (Nasdaq: REPB), the parent company of Republic Bank, today announced that its Board of Directors has engaged an investment banker to assist in evaluating alternatives regarding the Company's future strategy. Those strategies may include, among other, raising additional capital to support the planned growth of the Bank, merger with another financial institution or sale of the Company to an acquiror. The Company emphasizes that it is in the early stages of its evaluation and that a decision on the Company's future has not been made.

     In the interim, the Company will continue to pursue its 1999 business plan which includes the opening of 15 additional branch offices. Earlier this week, the Company announced the opening of seven new branch offices, bringing the total number of offices to 67.

     Statements in this release may constitute forward-looking statements that are based on the current beliefs and expectations of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to economic, competitive and other factors affecting the Company and its operations.


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